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Ford Posts Best U.S. December Sales Results since 2005; Ford Once Again Best-Selling Brand and Best-Selling Vehicle

•	Ford Motor Company posts best U.S. December sales results since 2005, with 220,671vehicles sold; Ford remains America’s best-selling vehicle brand for fifth straight year

•	Escape has best-ever December performance and record sales for the year; full-year Explorer sales best since 2005

•	Fusion hits full-year sales record, exceeding 300,000; Mustang achieves best December performance since 2006

•	F-Series delivers 74,355 sales in December and remains America’s best-selling truck for the 38th straight year and best-selling vehicle for the 33rd straight year

•	Transit van has its best monthly performance since its introduction earlier in the year, with 10,030 sales; Transit Connect has its best sales month ever, with 5,012 vehicles sold

•	Lincoln has its best December sales results since 2009, best annual results since 2008

DEARBORN, Mich., Jan. 5, 2015 – Ford continues as America’s best-selling vehicle brand for the fifth consecutive year and the F-Series remains the best-selling vehicle for the 33rd straight year and best-selling truck for the 38th year in row as 2014 U.S. sales results are tallied.

Ford Motor Company’s U.S. sales totaled 2,480,942 vehicles in 2014, flat versus a year ago, primarily due to the all-new F-150 changeover and a planned 15 percent reduction in daily rental sales.

Sales totaled 220,671 vehicles in December, up 1 percent from a year ago and the company’s best December sales since 2005.

“Fusion and Escape posted record years, and our newest products – including Mustang and Transit and Lincolns – are attracting strong customer demand,” said John Felice, Ford vice president, U.S. Marketing, Sales and Service. “Demand for the all-new F-150 also is very high, and it now is the fastest-turning vehicle in Ford showrooms, averaging just five days on dealer lots in December.”

F-Series sales were 74,355 vehicles in December and 753,851 vehicles for all of 2014.

Escape sales increased 5 percent in December versus a year ago – totaling 25,603 vehicles – for its best-ever December performance and record full-year sales of 306,212 vehicles. Fusion also achieved record performance for the year, with sales of 306,860 cars.

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Explorer sales totaled 16,632 vehicles in December, up 6 percent from a year ago, making 2014 Explorer’s best sales performance since 2005, with 189,339 utilities sold.

Transit had a breakout month in December, with sales of 10,030 vans. This represents the vehicle’s best month since its June launch. Transit Connect produced its best sales month ever, with 5,012 sales, a 32 percent increase from a year ago. 2014 was a record year for Transit Connect with sales of 43,210 vans.

Sales of the all-new Mustang continue climbing, with December sales of 9,511 vehicles, a 66 percent increase from a year ago. With sales increases coming in all regions of the country, Mustang posted its best December sales since 2006.

Lincoln sales of 9,690 vehicles were up 21 percent versus last December for the brand’s best December results since 2009. For the full year, Lincoln sales were up 16 percent, with 94,474 vehicles sold, making it Lincoln’s best year since 2008. MKC reached its best monthly sales since launch, with 2,310 sold. Navigator sales increased 90 percent in December, with 1,792 utilities sold.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 189,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.